Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RXi Pharmaceuticals Corporation

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 26, 2018, relating to the consolidated financial statements of RXi Pharmaceuticals Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-227173). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-227173).

/s/ BDO USA, LLP

Boston, Massachusetts

October 1, 2018